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                                                              Exhibit 99.3


                         FOUNDATION HEALTH CORPORATION

                           Unanimous Written Consent
                           of the Board of Directors

                                October 18, 1996

     The Board of Directors of Foundation Health Corporation, a Delaware corporation (the "Corporation"), adopt the following resolutions by unanimous written consent without a meeting in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.

          WHEREAS, the Board of Directors of the Corporation has previously approved an Agreement and Plan of Merger, dated as of October 1, 1996 (the "Agreement"), between the Corporation and Health Systems International, Inc., a Delaware corporation ("HSI") in which the combined company will be named Foundation Health Systems, Inc., a Delaware corporation ("FHS"); and

          WHEREAS, the Agreement specifies that the Board of Directors of FHS be composed of eleven members, six of whom will be designated by the Corporation and five of whom will be designated by HSI; and

          WHEREAS, the Committee on Directors of the Board of Directors of the Corporation, after due inquiry and discussion, has made its recommendation to the Board of Directors as to whom the Corporation should designate as members of the FHS Board of Directors;

          NOW, THEREFORE, BE IT RESOLVED, that, in accordance with the Agreement, the Board of Directors hereby designates the following individuals to serve as directors of FHS effective on the Effective Date (as defined in the Agreement) of the merger and until such time as their successors have been elected and duly qualified:


                               Daniel D. Crowley
                                 Patrick Foley
                                 Earl B. Fowler
                              Richard W. Hanselman
                             Richard J. Stegemeier
                               Raymond S. Troubh

; and further
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          RESOLVED, that all actions taken and expenses incurred by an officer or director of the Corporation heretofore in furtherance of the action authorized in the foregoing resolutions is hereby affirmed and expressly ratified, confirmed, adopted and approved; and further

          RESOLVED, that any officer of the Corporation is hereby authorized and directed for and in the name and on behalf of the Corporation, to execute and deliver any and all certificates, authorizations, documents and other instruments or papers and to do any and all further things that may be necessary or advisable to carry out the intent of the foregoing resolutions and fully to perform the obligations of the Corporation under the agreements executed and delivered on behalf of the Corporation pursuant to such resolutions, all such action having heretofore been taken being hereby ratified, confirmed and approved.


/s/ Daniel D. Crowley                   /s/ Richard W. Hanselman
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Daniel D. Crowley                       Richard W. Hanselman


/s/ David A. Boggs                      /s/ Ross D. Henderson, M.D.
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David A. Boggs                          Ross D. Henderson, M.D.


/s/ Jeffrey L. Elder                    /s/ Richard J. Stegemeier
----------------------------------      ----------------------------------
Jeffrey L. Elder                        Richard J. Stegemeier


/s/ Patrick Foley                       /s/ Steven D. Tough
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Patrick Foley                           Steven D. Tough


/s/ Earl B. Fowler                      /s/ Raymond S. Troubh
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Earl B. Fowler                          Raymond S. Troubh


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